EXECUTION VERSION
TECHNICAL AMENDMENT TO CREDIT AGREEMENT
TECHNICAL AMENDMENT TO CREDIT AGREEMENT, dated as of June 13, 2019 (this “Amendment”), is entered into by and among SENSATA TECHNOLOGIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “BV Borrower”), SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company (the “US Borrower”, and together with the BV Borrower, the “Borrowers”) and MORGAN STANLEY SENIOR FUNDING, INC. as administrative agent on behalf of the lenders party to the Credit Agreement (as defined below) (in such capacity, the “Administrative Agent”).
PRELIMINARY STATEMENTS:
WHEREAS, the Borrowers, the Parent, the Administrative Agent and certain lenders entered into that certain Credit Agreement, dated as of May 12, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified prior to the date hereof, the “Credit Agreement”; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement);
WHEREAS, Section 10.01 of the Credit Agreement provides that:
“…if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.”
WHEREAS, the Administrative Agent and the Borrowers have jointly identified certain errors and omissions in the Credit Agreement;
WHEREAS, the Administrative Agent and the Borrowers desire to amend the Credit Agreement in reliance on the portion of Section 10.01 quoted above to correct such errors and omissions;
WHEREAS, the Administrative Agent provided Lenders a copy of certain proposed amendments to the Credit Agreement to correct such errors and omissions, which proposed changes are attached as Annex I hereto, and such changes were not objected to by the Required Lenders within five Business Days;
NOW, THEREFORE, in reliance on portion of Section 10.01 of the Credit Agreement quoted above, the parties hereto hereby agree as follows:
SECTION 1.Amendments to Credit Agreement. The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and underlined text (indicated textually in the same manner as the following example: bold and underlined text) as set forth on the pages of the Credit Agreement attached as Annex I hereto.
SECTION 2.Reference to and Effect on the Loan Documents.
(a)On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each

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reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. For the avoidance of doubt, this Amendment shall also constitute a Loan Document under the Credit Agreement, as amended by this Amendment.
(b)The Credit Agreement, as specifically amended by this Amendment, and the other Loan Documents are, and shall continue to be, in full force and effect, and are hereby in all respects ratified and confirmed.
(c)The delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any provision of the Credit Agreement or any Loan Document.
SECTION 3.Conditions of Effectiveness for Amendment. This Amendment shall become effective as of the date (the “Effective Date”) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrowers and the Administrative Agent.
SECTION 4.Execution in Counterparts. This Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Amendment, including by email with a pdf copy hereof attached, shall be effective as delivery of an original executed counterpart of this Amendment.
SECTION 5.Governing Law and Waiver of Right of Trial by Jury. This Amendment is subject to the provisions of Sections 10.17 and 10.18 of the Credit Agreement relating to governing law, waiver of right to submission to jurisdiction, venue and waiver of trial by jury, the provisions which are by this reference incorporated herein in full.
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IN WITNESS WHEREOF, the parties have caused this Technical Amendment to Credit Agreement to be executed by their respective authorized officers as of the date first above written.

SENSATA TECHNOLOGIES B.V.,
as BV Borrower

By: /s/ Paul Chawla_______________________
Name: Paul Chawla
Title: Director

SENSATA TECHNOLOGIES FINANCE COMPANY, LLC,
as US Borrower

By: /s/ Jeffrey Cote_______________________
Name: Jeffrey Cote
Title: Manager

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Morgan Stanley Senior Funding, Inc., as Administrative Agent

By: /s/ Lisa Hanson_______________________
Name: Lisa Hanson
Title: Vice President

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Annex I
[see attached]

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“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other (other than a conversion of a Eurodollar Rate Loan to a Base Rate Loan), or (d) a continuation of Eurodollar Rate Loans or EURIBOR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Compensation Period” has the meaning specified in Section 2.12(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes, as determined in accordance with GAAP, to the extent the same are paid or payable in cash with respect to such period.
“Consolidated EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,
(i)    total interest expense and to the extent not reflected in such total interest expense, the costs of surety bonds in connection with any financing activity and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk in the ordinary course of business, net of interest income and gains on such hedging obligations,
(ii)    income, withholding, franchise and similar taxes and any tax distributions made pursuant to Section 7.06(e)(i) and Section 7.06(e)(iii) and foreign withholding taxes paid or accrued during such period,
(iii)    total depreciation and amortization expense (including non-cash amortization of debt discount or deferred financing costs),
(iv)    letter of credit fees,
(v)    fees (including Securitization Fees), costs and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Disposition permitted under Section 7.05, Equity Issuance, Debt Issuance, recapitalization or reorganization (in each case, whether or not consummated) and any synergies and cost savings as certified by any Responsible Officer of any Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following such transaction,
(vi)    to the extent actually reimbursed or reimbursable, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions or a Permitted Acquisition,

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major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or
(c)    in the case of Eurodollar Rate Loans that are Term Loans, if greater than the rate determined by the Administrative Agent pursuant to the foregoing clauses (a) and (b), 0.00%.
“Eurodollar Rate Loan” means a Loan, whether denominated in Dollars or ~~in Euros~~ Sterling, that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, with respect to any fiscal year of the Borrower Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA of the Borrower Parties for such period minus (b) without duplication,
(i)    Capital Expenditures made in cash to the extent not financed with the proceeds of long-term Indebtedness, Equity Issuances or other proceeds of a financing transaction that would not be included in Consolidated EBITDA,
(ii)    Consolidated Interest Charges,
(iii)    Consolidated Cash Taxes paid, including cash payments for Federal, state and other income tax liabilities incurred prior to the Closing Date,
(iv)    Consolidated Scheduled Funded Debt Payments,
(v)    Restricted Payments made by the Borrower Parties to the extent that such Restricted Payments are permitted to be made hereunder,
(vi)    the aggregate principal amount of any long-term Indebtedness voluntarily prepaid (other than (A) prepayments of long-term Indebtedness financed by incurring other long-term Indebtedness, (B) prepayments of Term Loans pursuant to Section 2.05(a) and (C) prepayments of Revolving Credit Loans pursuant to Section 2.05(a)); provided that (1) such prepayments are otherwise permitted hereunder and (2) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment,
(vii)    letter of credit fees and annual agency fees,
(viii)    proceeds received by the Borrower Parties from insurance claims with respect to casualty events, business interruption or product recalls which reimburse prior business expenses to the extent such expenses were added to Consolidated Net Income in determining Consolidated EBITDA,
(ix)    all extraordinary or unusual cash charges,

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Event and (ii) any amendment to this Agreement which reduces the “effective yield” applicable to the Third Amendment Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender pursuant to Section 3.07(a)(z)).
“Repricing Transaction” means the incurrence by the Borrowers or any of their Restricted Subsidiaries of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement (including Term Loans constituting Other Loans), whether incurred directly or by way of the conversion of Term Loans into a new tranche of replacement term loans under this Agreement), but excluding Indebtedness incurred in connection with a Change of Control, that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an “effective” yield for the respective Type of such Indebtedness that is less than the “effective” yield for Term Loans of the respective Type (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, floors, upfront or similar fees or “original issue discount,” in each case, shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication, commitment or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate or EURIBOR, as applicable) and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term Loans. Any such determination by the Administrative Agent as contemplated by preceding sentence shall be conclusive and binding on all Lenders holding Term Loans.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Credit Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) aggregate principal amount outstanding under the Revolving Credit Facility (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of,

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investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the BV Borrower or any Subsidiary of the BV Borrower which the BV Borrower or such Subsidiary has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Sterling Letter of Credit” means a Letter of Credit denominated in Sterling.
“Sterling Loan” means a Loan that is a ~~EURIBOR~~ Eurodollar Rate Loan and is made in Sterling pursuant to the applicable Committed Loan Notice.
“Sterling Revolving Credit Borrowing” means a borrowing consisting of simultaneous Sterling Revolving Credit Loans of the same type and having the same Interest Period made by each of the Sterling Revolving Credit Lenders pursuant to Section 2.01(b).
“Sterling Revolving Credit Commitment” means, as to each Sterling Revolving Credit Lender, its obligation to (a) make Sterling Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Dollar Amount of Sterling Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Dollar Amount of Sterling Revolving Credit Commitments of all Sterling Revolving Credit Lenders shall be $420,000,000 on the Ninth Amendment Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Sterling Revolving Credit Exposure” means, as to each Sterling Revolving Credit Lender, the sum of the outstanding principal amount of such Sterling Revolving Credit Lender’s Sterling Revolving Credit Loans and its Pro Rata Share of the L/C Obligations at such time.
“Sterling Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Sterling Revolving Credit Commitments at such time. The Sterling Revolving Credit Facility is part of, not in addition to, the Revolving Credit Facility.
“Sterling Revolving Credit Loan” has the meaning specified in Section 2.01(b).
“Sterling Revolving Credit Lender” means, at any time, any Lender that has a Sterling Revolving Credit Commitment at such time.

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referenced, the Third Amendment Term Loans are for purposes of this Agreement, each, a “Term Loan” and, collectively, the “Term Loans”; provided that from and after the Sixth Amendment Effective Date, all references to a “Term Loan” or to “Term Loans” shall be deemed to refer to Sixth Amendment Term Loans.
Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each Dollar Revolving Credit Lender severally agrees to make loans denominated in Dollars to any Borrower as elected by such Borrower pursuant to Section 2.02 (each such loan, a “Dollar Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date during the Revolving Credit Commitment Period, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment, (ii) each Euro Revolving Credit Lender severally agrees to make loans denominated in Euros to any Borrower as elected by such Borrower pursuant to Section 2.02 (each such loan, an “Euro Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment and (iii) each Sterling Revolving Credit Lender severally agrees to make loans denominated in Sterling to any Borrower as elected by such Borrower pursuant to Section 2.02 (each such loan, an “Sterling Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the aggregate Dollar Amount of the Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Dollar Amount of the Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment, (ii) the aggregate Dollar Amount of Euro Revolving Credit Loans and L/C Obligations in respect of Euro Letters of Credit shall not exceed the Euro Sublimit and (iii) the aggregate Dollar Amount of Sterling Revolving Credit Loans and L/C Obligations in respect of Sterling Letters of Credit shall not exceed the Sterling Sublimit. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Dollar Revolving Credit Loans may be Base Rate Loans or Eurodollar Loans, ~~as further provided herein, and~~ Euro Revolving Credit Loans must be EURIBOR Loans and Sterling Revolving Credit Loans must be ~~EURIBOR~~ Eurodollar Rate Loans, in each case as further provided herein; provided that all Dollar Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type made to the same Borrower.
SECTION 2.02. Borrowings, Conversions and Continuations of Loans. i) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Dollar Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans and EURIBOR Loans shall be made upon the relevant Borrower’s irrevocable (except

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as provided in Section 3.02, Section 3.03 and Section 3.04 herein) notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (x) with respect to any Borrowing on any of the Closing Date, the Second Amendment Effective Date or the Third Amendment Effective Date, not later than 12:00 p.m. (noon) one (1) Business Day before the Closing Date, the Second Amendment Effective Date or the Third Amendment Effective Date, as applicable and (y) with respect to any Borrowing after the Closing Date, (i) not later than 12:00 p.m. (noon) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, (ii) not later than 12:00 p.m. (noon) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans and (iii) not later than 12:00 p.m. (noon) three (3) Business Days prior to the requested date of any Borrowing of Euro Revolving Credit Loans or any continuation of EURIBOR Loans and (iv) not later than 12:00 p.m. (noon) three (3) Business Day before the requested date of any Borrowing of Sterling Revolving Credit Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans and EURIBOR Loans shall be in a minimum principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof (or comparable amounts determined by the Administrative Agent in the case of Euro Loans and Sterling Loans). Except as provided in Section 2.03(c)(i) and Section 2.04(c)(i), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the relevant Borrower is requesting a Term Borrowing, a Dollar Revolving Credit Borrowing, a Euro Revolving Credit Borrowing, a Sterling Revolving Credit Borrowing, a conversion of Term Loans or Dollar Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or EURIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Dollar Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the relevant Borrower to be credited with the proceeds of such Borrowing. If, with respect to Loans denominated in Dollars the relevant Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Dollar Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the relevant Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans, or a Borrowing of or continuation of EURIBOR Loans, in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of EURIBOR Loans denominated in Euros ~~or Sterling~~), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the

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applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the relevant Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. (noon) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by such Borrower.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan or EURIBOR Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or EURIBOR Loan unless the relevant Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the continuance of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.
(d)    The Administrative Agent shall promptly notify the relevant Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans or EURIBOR Loans upon determination of such interest rate. The determination of the Eurodollar Rate and EURIBOR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the relevant Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.
(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
SECTION 2.03. Letters of Credit. (a) The Letter of Credit Commitment. (a) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars, Euros or Sterling for the account of the Borrowers (or any Restricted Subsidiary so long as a Borrower is a joint and several co-applicant, and references to a “Borrower” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters

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(g)    All fees and expenses required to be paid on or before the Closing Date and invoiced (with reasonably supporting documentation) and delivered to the Borrowers before the Closing Date shall have been paid in full in cash.
(h)    The Administrative Agent shall have received all documentation and other information requested at least 5 Business Days prior to the Closing Date with respect to each Loan Party required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
SECTION 4.02. Conditions to All Credit Extensions After the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with (i) a Credit Extension to be made on the Closing Date, or (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or EURIBOR Loans) is subject to satisfaction (or waiver) of the following conditions precedent:
(a)    The representations and warranties of each Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b) and, in the case of the financial statements furnished pursuant to Section 6.01(b), the representations contained in Section 5.05(a), as modified by this clause (ii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments and (iii) to the extent that such representations and warranties contain a materiality qualification, such representations and warranties shall be accurate in all respects.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than (i) a Credit Extension to be made on the Closing Date, or (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or EURIBOR Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

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